Exhibit 99.3

RESTAURANT BRANDS INTERNATIONAL INC.

2012 STOCK INCENTIVE PLAN

AS AMENDED EFFECTIVE ON DECEMBER 12, 2014

Section 1. Purpose. The purpose of the Restaurant Brands International Inc. 2012 Stock Incentive Plan (the “Plan”) is to strengthen Restaurant Brands International Inc., a corporation continued under the Canada Business Corporations Act (the “Company”) by providing an incentive to the employees and directors of the Company and the employees of its subsidiaries (the “Subsidiaries”) and thereby encouraging them to devote their abilities and industry to the success of the Company’s and that of its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to Eligible Individuals an added long-term incentive through the grant of Restricted Stock, Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards, Share Awards, and Stock Units. Effective December 12, 2014, as a result of the Arrangement Agreement and Plan of Merger dated as of August 26, 2014 (the “Arrangement Agreement”) among the Company, Burger King Worldwide, Inc., and Tim Hortons Inc. (“Tim Hortons”), the Company assumed all of the obligations of Tim Hortons under the Plan and all of the Prior Agreements. This Plan is hereby amended effective as of December 12, 2014 to reflect, among other modifications, the obligations assumed by the Company under the Plan and the Prior Agreements. Effective as of December 12, 2014, the only outstanding Awards under the Plan will be the Company Arrangement Options (as described in Section 3.2(j) of Schedule D to the Arrangement Agreement), together with all tandem Stock Appreciation Rights related to such Company Arrangement Options. On and after December 12, 2014, no new Awards will be granted under the Plan and no employee, director or other individual will be permitted to commence participation in the Plan. Prior Plan Awards granted under the Prior Plan shall continue to be governed by the terms of the Prior Plan (as amended effective on December 12, 2014 in connection with the Arrangement Agreement) and the terms of the Prior Plan Agreements.

Section 2. Administration of the Plan.

2.1 Committee Composition; Powers.

(i) The Plan shall be administered by the Human Resource and Compensation Committee (the “Committee”) of the Board. The members of the Committee shall serve at the pleasure of the Board, which shall have the power at any time, or from time to time, to remove members from the Committee or to add members thereto. Each member of the Committee shall be a Nonemployee Director and shall satisfy all applicable stock exchange requirements. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. It shall determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted; the number of Shares to be subject to each Award; the terms and conditions of each Award; and the treatment of Awards granted to Eligible Individuals during leaves of absence. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including, without limitation, the Company and all Grantees.

(ii) With respect to Awards that are intended to be 162(m) Awards, the Committee shall be comprised of at least two individuals each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(iii)	In its sole discretion, the Committee may delegate:

(a)	any administrative or ministerial duties or non-material determinations under the Plan, and

(b)	any determinations under the Plan that do not relate to Executive Officers, to any person (including one or more Eligible Individuals) it deems appropriate, provided, however , that the Committee may not delegate any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law.

2.2 Committee Action. Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

Section 3. Maximum Number of Shares Subject to Plan.

3.1 Number of Shares Authorized for Issuance.

(i) Subject to any adjustment as provided in the Plan, the Shares to be issued under the Plan may be, in whole or in part: (a) authorized but unissued Shares; (b) Shares which have been acquired by or on behalf of a trust established by either the Company or a Subsidiary and held for future delivery; or (c) Shares acquired by delivery of cash to a broker to acquire Shares on behalf of Eligible Individuals.

(ii) The aggregate number of Shares that may be made the subject of Awards granted under the Plan shall not exceed 2,900,000 Shares, which number includes: (a) 694,207 Shares that, on the date the Plan is approved by the Company’s shareholders, are available to be granted under the Prior Plan but which are not then subject to Prior Plan Awards, and (b) any Shares subject to Prior Plan Awards that, on or after the date the Plan is approved by the Company’s shareholders, cease for any reason to be subject to such Prior Plan Awards other than by reason of exercise or settlement of the Prior Plan Awards to the extent they are exercised for or settled in vested and non-forfeitable Shares.

(iii) Not more than 50% of the Shares issued under the Plan shall be issued from treasury.

(iv) The aggregate number of Shares that may be made the subject of Incentive Stock Options under the Plan shall not exceed 1,000,000 Shares.

(v) The aggregate number of Shares that may be made the subject of Awards granted to Eligible Directors shall not exceed 0.25% of the outstanding Shares at the time of issuance of the Award.

(vi) The aggregate value of Awards granted to any one Eligible Director in any calendar year shall not exceed Cdn $100,000.

(vii) The aggregate number of Shares that may be made the subject of 162(m) Awards granted in any calendar year to any U.S. Grantee shall not exceed 250,000 Shares.

(viii) The aggregate dollar amount of cash and the Fair Market Value (at the time of issuance of the applicable 162(m) Award) of Shares that may be made the subject of 162(m) Awards designated in dollars granted in any calendar year to any U.S. Grantee shall not exceed U.S. $4,000,000 in any calendar year.

(ix) The number of Shares issuable to Insiders, on an aggregate basis, at any time, under all Security-Based Compensation Arrangements of the Company, shall not exceed 10% of the Company’s issued and outstanding Shares.

(x) The number of Shares issued to Insiders, on an aggregate basis, within any one-year period, under all Security-Based Compensation Arrangements of the Company, shall not exceed 10% of the Company’s issued and outstanding Shares.

3.2 Calculating Shares Available.

(i) Upon the granting of an Award, the number of Shares available under this Section 3 for the granting of further Awards shall be reduced as follows:

(a)	In connection with the granting of an Award (other than the granting Dividend Equivalent Right), the number of Shares available under this Section 3 for the granting of further Awards shall be reduced by the number of Shares in respect of which the Award is granted or denominated.

(b)	In connection with the granting of a Dividend Equivalent Right, the number of Shares available under this Section 3 shall not be reduced; provided, however , that if Shares are issued in settlement of a Dividend Equivalent Right, the number of Shares available for the granting of further Awards under this Section 3 shall be reduced by the number of Shares so issued.

(ii) Whenever any outstanding Award or portion thereof expires, is canceled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Award may again be made the subject of Awards granted under the Plan. In addition, upon settlement of a Stock Appreciation Right in Shares, the excess of the number of Shares covered by the Stock Appreciation Right over the number of Shares issued in settlement of the Stock Appreciation Right may again be made the subject of Awards granted under the Plan.

Section 4. Restricted Stock; Stock Units.

4.1 Restricted Stock. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Restricted Stock to an Eligible Individual, which shall be evidenced by an Agreement. Any Award of Restricted Stock may be made contingent upon such conditions as may be established by the Committee in connection with such Award including, but not limited to, the attainment of Performance Objectives prior to the grant date of the Award. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine (including that the Restricted Stock is intended to be a Performance Award and/or a 162(m) Award) and, without limiting the generality of the foregoing, such Agreement may require that an appropriate legend be placed on Share certificates.

(i) Rights of Grantee. Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed any and all documents which the Committee may require as a condition to the issuance of such Shares, which may include an Agreement evidencing the Award, the appropriate blank share transfer powers and an escrow agreement. If a Grantee shall fail to execute any document which the Committee may require within the time period prescribed by the Committee at the time the Restricted Stock is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock shall be deposited together with the share transfer powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise as set forth in the Agreement, upon delivery of the Shares to the escrow agent (which may be in the form of book entry Shares), the Grantee shall, subject to the terms of this Section 4.1 and Section 10 and, if applicable, Section 8, have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends (subject to Section 4.1(iv)) or other distributions paid or made with respect to the Shares.

(ii) Non-Transferability. Until all restrictions upon the Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 4.1(iii), Section 10 or, if applicable, Section 8, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(iii) Lapse of Restrictions. Restrictions upon Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions (including any restrictions based on the attainment of one or more Performance Objectives during a specified Performance Cycle or otherwise).

(iv) Treatment of Dividends. At the time an Award of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be: (a) deferred until the lapsing of the restrictions imposed upon such Restricted Stock, and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be, if the Committee so determines in its sole discretion, credited interest on the amount of the account at such times and at a rate per annum as the Committee may determine. Payment of deferred dividends in respect of Restricted Stock (whether held in cash or as additional Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Restricted Stock in respect of which the deferred dividends were paid. Any dividends deferred (together with any interest accrued thereon, if applicable) in respect of Restricted Stock shall be forfeited upon the termination, cancellation or forfeiture of such Restricted Shock.

(v) Delivery of Shares. Upon the lapse of all restrictions on the Restricted Stock, the Committee shall cause a share certificate or evidence of book entry Shares to be delivered to the Grantee with respect to such Restricted Stock, free of all restrictions hereunder.

4.2 Stock Unit Awards.

(i) Grant. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Stock Units to an Eligible Individual, which shall be evidenced by an Agreement. Any Award of Stock Units may be made contingent upon such conditions as may be established by the Committee in connection with such Award including, but not limited to, the attainment of Performance Objectives prior to the grant date of the Award. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine (including that the Stock Unit is intended to be a Performance Award and/or a 162(m) Award).

(ii) Payment of Awards. Each Stock Unit shall represent the right of the Grantee to receive a payment, upon the vesting of the Stock Unit or on any later date specified by the Committee (in an applicable Agreement or otherwise) equal to the Fair Market Value of a Share as of the date the Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Stock Unit was granted. The Committee may, at the time a Stock Unit is granted, provide a limitation on the amount payable in respect of each Stock Unit. The Committee may provide for the settlement of Stock Units in cash or in Shares having an aggregate Fair Market Value equal to the payment to which the Grantee has become entitled, or a combination thereof.

Section 5. Options.

5.1 Grant. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Options to an Eligible Individual. In determining the Eligible Individuals to whom Options shall be granted and the number of Shares to be covered by each Option, the Committee may take into account the nature of the services rendered by such Eligible Individual, his or her present and potential contribution to the success and growth of the Company and its Subsidiaries, and such other factors as the Committee, in its discretion, shall deem relevant.

5.2 Option Requirements. The Options granted pursuant to this Section 5 shall be authorized by the Committee and shall be evidenced by an Agreement, which Agreement shall include the following terms and conditions:

(i) Grantee. Each Agreement shall state the name of the Grantee to whom the Option has been granted.

(ii) Number of Shares. Each Agreement shall state the number of Shares to which that Option pertains.

(iii) Option Price. Each Agreement shall state the Option Price, which shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant of such Option.

(iv) Term. Except as otherwise provided in Section 5.3, each Option granted pursuant to this Section 5 shall be granted for a period to be determined by the Committee but in no event to exceed more than ten (10) years. However, each Option shall be exercisable only during such portion of its term as the Committee shall determine and, subject to Section 10, only if the Grantee is employed by the Company or a Subsidiary at the time of such exercise. The Committee may, subsequent to the granting of an Option, extend the exercise period thereof, but in no event shall the exercise period as so extended exceed the earlier of: (a) the latest date upon which the Option could have expired by its original terms under any circumstances (including the circumstances described in Section 5.2(vi)), or (b) the tenth anniversary of the date of grant of the Option.

(v) Performance Objectives. Each Agreement shall state, if so determined by the Committee in its sole discretion, that the Option is intended to be a Performance Award or a 162(m) Award.

(vi) Exercise of Option. Each Grantee shall have the right to exercise his or her Option at the time or times and in the manner specified in the Plan and/or in the Agreement evidencing such Option. The Committee may accelerate the exercisability of an Option granted to a Grantee or any portion thereof, at any time. Notwithstanding anything to the contrary contained in this Plan, unless otherwise specified in the Agreement evidencing the Option, if an Option (other than an Incentive Stock Option) expires outside of a Trading Window, then the expiration of the term of such Option shall be the later of: (a) the date the Option would have expired by its original terms (including the terms set forth in Section 10 of this Plan), or (b) the end of the tenth trading day of the immediately succeeding Trading Window during which the Company would allow the Grantee to trade in its securities; provided, however, that in no event shall the Option expire later than the tenth anniversary of the date of grant of the Option.

5.3 Types of Stock Options. The Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or its “parent corporation” or a “subsidiary corporation” (as such terms are defined in Section 424 of the Code). Notwithstanding anything to the contrary contained in this Section 5, no Incentive Stock Option shall be granted to an individual owning shares possessing more than ten percent (10%) of the total combined voting power of the Company, or its parent corporation or subsidiary corporations unless: (i) the Option Price is equal to at least one hundred ten percent (110%) of the Fair Market Value of the Shares at the date such Option is granted, and (ii) such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted. Further, the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under all such plans of the Company and its subsidiary corporations) shall not exceed U.S. $100,000.00.

5.4 Method of Exercise of Options.

(i) Options shall be exercised pursuant to the terms of such Option as set forth in the applicable Agreement and pursuant to the terms of the Plan, by giving written notice of exercise to the Company at its principal place of business or other address designated by the Company or in such other manner as is acceptable to the Committee, in its discretion, specifying the number of Shares with respect to which the Option is being exercised. Payment of the Option Price for the number of Shares specified in the notice of exercise, in the form of cash, personal or certified cheque, bank draft or other property acceptable to the Committee, shall accompany the notice of exercise. From time to time, the Committee may establish procedures relating to the exercise of Options, including: procedures for cashless exercises, including through a registered broker-dealer; the minimum number of Shares or dollar values to be delivered with respect to a particular exercise transaction; telephonic, web-based or mail exercise and delivery notification and procedures; payment procedures; and other matters. No fractional Shares (or cash in lieu thereof) shall be issued as a result of exercising an Option. The Company shall make delivery of such Shares as soon as possible; provided, however, that if any law or regulation or securities exchange rule requires the Company to take action with respect to the Shares specified in the notice of exercise before issuance thereof, the date of delivery of such Shares shall then be extended for the period necessary to take such action.

(ii) If the Committee, in its discretion, determines that a cashless exercise procedure should be associated with a grant of Options, then the written notice of exercise associated with such Options shall state the intention of the Grantee to exercise the said Options (or portions thereof) for a cash payment from the Company. The Committee may, in its discretion, adopt different procedures to effect a cashless exercise of Options held by Canadian Grantees and those held by US Grantees.

5.5 Non-Transferability of Options. Each Option granted to a Grantee is non-assignable and non-transferable and, except as otherwise permitted under this Plan, shall be exercisable only by the Grantee.

5.6 Buy Out of Option Gains. At any time after an Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and pay to the Grantee the excess of the Fair Market Value of the Shares covered by such Option over the Option Price of such Option at the date the Committee provides written notice to such grantee (the “Buy Out Notice”) of the intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Shares, or partly in cash and partly in Shares, in the Committee’s discretion. To the extent payment is made in Shares, the number of Shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Share in satisfaction of this buy out provision. For greater certainty, the Company may only deliver a Buy Out Notice in respect of Options that have not already been exercised by the Grantee.

Section 6. Stock Appreciation Rights.

6.1 Grant. The Committee, from time to time, subject to the terms and provisions of the Plan, may, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights to an Eligible Individual, the terms and conditions of which shall be set forth in an Agreement. A Stock Appreciation Right may be granted: (i) if unrelated to an Option, at any time, or (ii) if related to an Option, at the time of grant of the related Option.

6.2 Stock Appreciation Right Related to an Option. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 6, be subject to the same terms and conditions as the related Option. The Stock Appreciation Right granted in connection with an Option provides a right to surrender to the Company for cancellation, in whole or in part, the unexercised Option and receive from the Company the amount payable described in subsection (ii) below.

(i) Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and, subject to Section 10, only if the Grantee is employed by the Company or a Subsidiary at the time of such exercise, and will not be transferable except to the extent the related Option may be transferable. From time to time, the Committee may establish procedures relating to the exercise of Stock Appreciation Rights granted in connection with Options, including: the minimum number of Shares or dollar values to be delivered with respect to a particular exercise transaction; telephonic, web-based or mail exercise and delivery notification and procedures; payment procedures; and other matters. A Stock Appreciation Right granted in connection with an Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the Option Price of such Option.

(ii) Amount Payable. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Grantee shall be entitled to receive an amount determined by multiplying: (a) the excess of the Fair Market Value per Share at the date of exercise of such Stock Appreciation Right (in accordance with established exercise procedures and, in the case of a Stock Appreciation Right granted to a US Grantee, as determined in accordance with the requirements of Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder) over the Option Price under the related Option, by (b) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(iii) Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled (i.e., surrendered to the Company) to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled (i.e., surrendered to the Company) to the extent of the number of Shares as to which the Option is exercised.

6.3 Stock Appreciation Right Unrelated to an Option. A Stock Appreciation Right unrelated to an Option shall cover such number of Shares as the Committee shall determine in its discretion.

(i) Terms; Duration. The Agreement evidencing the grant of Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. However, each Stock Appreciation Right shall be exercisable only during such portion of its term as the Committee shall determine and, subject to Section 10, only if the Grantee is employed by the Company or a Subsidiary at the time of such exercise. Notwithstanding anything to the contrary contained in this Plan, unless otherwise specified in the Agreement evidencing the Stock Appreciation Rights unrelated to Options, if a Stock Appreciation Right unrelated to an Option expires outside of a Trading Window, then the expiration of the term of such Stock Appreciation Right shall be the later of: (a) the date the Stock Appreciation Right would have expired by its original terms (including the terms set forth in Section 10 of this Plan), or (b) the end of the tenth trading day of the immediately succeeding Trading Window during which the Company would allow the Grantee to trade in its securities; provided, however, that in no event shall the Stock Appreciation Right expire later than the tenth anniversary of the date of grant of the Stock Appreciation Right.

(ii) Amount Payable. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying: (a) the excess of the Fair Market Value per Share at the date of exercise of such Stock Appreciation Right (in accordance with established exercise procedures and, in the case of a Stock Appreciation Right granted to a US Grantee, as determined in accordance with the requirements of Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder) over the Fair Market Value of the Shares on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

6.4 Non-Transferability of Stock Appreciation Rights. Each Stock Appreciation Right granted to a Grantee is non-assignable and non- transferable and, except as otherwise permitted under this Plan, shall be exercisable only by the Grantee.

6.5 Method of Exercise of Stock Appreciation Rights. Stock Appreciation Rights shall be exercised by giving written notice of exercise to the Company at its principal place of business or other address designated by the Company or in such other manner as is acceptable to the Committee in its discretion, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

6.6 Form of Payment. Payment of the amount determined under Section 6.2(ii) or 6.3(ii) may be made, in the discretion of the Committee, solely in whole Shares in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash (including by cheque, money order, payroll deposit, or other acceptable form of payment), or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

Section 7. Dividend Equivalent Rights. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Dividend Equivalent Rights to an Eligible Individual in tandem with an Award or as a separate Award. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate. In the event that the amounts payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be, if determined by the Committee in its sole discretion, credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments as determined by the Committee. Notwithstanding the foregoing, with respect to a Dividend Equivalent Right granted in connection with an Option or a Stock Appreciation Right subject to Section 409A, amounts payable in respect of such Dividend Equivalent Right may not be contingent upon, or otherwise payable on, the exercise of the Option or the Stock Appreciation Right, and shall be granted in a manner and on such terms as will not result in the related Option or Stock Appreciation Right being treated as providing for deferred compensation under Section 409A of the Code and the regulations promulgated thereunder.

Section 8. Performance Awards.

8.1 Performance Units. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant an Award of Performance Units to an Eligible Individual, the terms and conditions of which shall be set forth in an Agreement. Any Award of Performance Units may be made contingent upon such conditions as may be established by the Committee in connection with such Award including, but not limited to, the attainment of Performance Objectives prior to the grant date of the Award. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives with respect to the Performance Cycle, each Performance Unit represents the right to receive payment of:

(i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested, or any other date specified by the Committee;

(ii) in the case of dollar-denominated Performance Units, the specified dollar amount; or

(iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii), depending on the level of Performance Objective attainment;

provided, however, that the Committee may, at the time a Performance Unit is granted, specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle with respect to which such Performance Objectives must be satisfied.

(iv) Vesting and Forfeiture. Subject to Sections 8.4(iii) and 10.1, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(v) Payment of Awards. Subject to Sections 8.4(iii) and 10.1, payment to Grantees in respect of vested Performance Units shall be made at such time as may be specified in the Agreement to which the Performance Unit relates, or, if not contained therein, as soon as practicable after the last day of the Performance Cycle to which such Award relates. Subject to Section 10, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Restricted Stock, the Committee must determine the extent to which such payment will be in Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

8.2 Performance Shares. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Performance Shares to an Eligible Individual, the terms and conditions of which shall be set forth in an Agreement. Any Award of Performance Shares may be made contingent upon such conditions as may be established by the Committee in connection with such Award including, but not limited to, the attainment of Performance Objectives prior to the grant date of the Award. Each Agreement may require that an appropriate legend be placed on Share certificates.

(i) Rights of Grantee. Performance Shares shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, or on such other date as the Committee may determine, provided that the Grantee has executed any and all documents which the Committee may require as a condition to the issuance of such Performance Shares, which may include an Agreement evidencing the Award, the appropriate blank share transfer powers and an escrow agreement. If a Grantee shall fail to execute any documents which the Committee may require within the time period prescribed by the Committee at the time the Award of Performance Shares is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the share transfer powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise as set forth in the Agreement, upon delivery of the Shares to the escrow agent (which may be in the form of book entry Shares), the Grantee shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and, subject to Section 8.2(iv), to receive all dividends or other distributions paid or made with respect to the Shares.

(ii) Non-Transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 8.2(iii) or 10.1, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(iii) Lapse of Restrictions. Subject to Sections 8.4(iii) and 10.1, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted. Performance Shares with respect to which Performance Objectives have been attained may also be subject to additional vesting conditions based on continued service or such other conditions as may be established by the Committee at the time the Award is granted.

(iv) Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Performance Shares shall be: (a) deferred until the lapsing of the restrictions imposed upon such Performance Shares, and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be, if the Committee so determines in its sole discretion, credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid. Any dividends deferred (together with any interest accrued thereon, if applicable) in respect of any Performance Shares shall be forfeited upon the cancellation or termination of such Performance Shares.

(v) Delivery of Shares. Upon the lapse of all restrictions on Performance Shares awarded hereunder, the Committee shall cause a share certificate or evidence of book entry Shares to be delivered to the Grantee with respect to such Performance Shares, free of all restrictions hereunder.

8.3 Non-Transferability of Performance Awards. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

8.4 Performance Objectives.

(i) Establishment. Performance Objectives may be expressed in terms of earnings per share, earnings (which may be expressed as earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return, operational metrics such as new restaurant openings, same-store sales, and employee satisfaction, or any combination thereof, or, other than with respect to 162(m) Awards, any other metric approved by the Committee. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Operating Units or any combination thereof. Performance Objectives may also include, if determined by the Committee, individual performance metrics applicable to, and established from time to time for, one or more Eligible Individuals. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. With respect to 162(m) Awards, the Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of: (a) the date on which twenty- five percent (25%) of the Performance Cycle has elapsed, or (b) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

(ii) Effect of Certain Events. At the time of the grant or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes, and/or other extraordinary, nonrecurring or special events or circumstances. Notwithstanding the foregoing, no adjustment shall be permitted under this Section 8.4(ii) to the extent that such adjustment would cause a 162(m) Award to be non-deductible under Section 162(m) of the Code.

(iii) Determination of Performance for 162(m) Awards. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any 162(m) Award other than an Option or Stock Appreciation Right, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as a 162(m) Award. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such 162(m) Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such 162(m) Awards to fail to qualify as 162(m) Awards.

Section 9. Share Awards. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant a Share Award to an Eligible Individual, on such terms and conditions as the Committee may determine in its sole discretion, which terms may be set forth in an Agreement in respect of such grant, including, but not limited to, the attainment of Performance Objectives prior to the grant date of the Award. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Section 10. Effect of a Termination of Employment on Awards.

10.1 Termination of Employment. Except as: (i) set forth in this Section 10; (ii) set forth in an Agreement; or (iii) determined by the Committee at any time prior to or after the termination of a Grantee’s employment with the Company and its Subsidiaries, with the consent of such Grantee; upon such termination, for any reason whatsoever, Awards granted to such Grantee will be treated as follows:

(i) Any Options and Stock Appreciation Rights will: (a) to the extent not vested and exercisable as of the Termination Date, terminate on the Termination Date, and (b) to the extent vested and exercisable as of the Termination Date, remain exercisable for a period of ninety (90) days following the Termination Date or, in the event of such Grantee’s death during such ninety (90) day period, remain exercisable by the estate of the deceased individual until the end of the period of one year following the Termination Date (but in no event beyond the maximum term of the Option or Stock Appreciation Right).

(ii) Any unvested portion of any Restricted Stock or Stock Units that are not intended to be Performance Awards will be immediately forfeited on the Termination Date.

(iii) Any Performance Awards will terminate on the Termination Date.

(iv) Any other Awards to the extent not vested will terminate on the Termination Date.

For purposes of further clarity, even if a Grantee’s employment is terminated without Cause or is otherwise found by a court of competent jurisdiction to have been wrongfully terminated prior to the vesting of an Award, the Grantee: (i) will not receive a prorated amount for any Award that may vest during any period of notice, (ii) will forfeit any such Award, and (iii) will not be eligible for any Award vesting during such notice period, and the notice or pay in lieu of notice that the Grantee may receive will not have any component for damages representing any Award that may vest during any period of notice.

10.2 Upon Death or Disability. Except as otherwise provided in an Agreement, in the event of a termination of a Grantee’s employment with the Company and its Subsidiaries as a result of such individual’s death or such individual becoming Disabled, Awards granted to such individual will be treated as follows:

(i) Any Options and Stock Appreciation Rights shall become immediately exercisable as of the Termination Date, and the Grantee, or in the event the Grantee is incapacitated and unable to exercise the rights granted hereunder, the individual’s legal guardian or legal representative, or in the event the Grantee dies, the estate of the deceased individual, shall have the right to exercise such Options and Stock Appreciation Rights for a period of four years after the Termination Date (but in no event beyond the maximum term of the Option or Stock Appreciation Right). Notwithstanding the foregoing, in the event that a US Grantee does not exercise the vested portion of an Incentive Stock Option within the period required under Section 422 of the Code, such Option shall be treated as a Nonqualified Stock Option upon exercise.

(ii) Any unvested portion of Restricted Stock or Stock Units that are not intended to be Performance Awards will become immediately vested on the Termination Date and be settled as described in the related Agreement.

(iii) Any Performance Awards will remain outstanding and the Grantee or the Grantee’s estate will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on the attainment of the applicable Performance Objectives, and based on the number of full weeks the Grantee was employed by the Company or a Subsidiary during the applicable Performance Cycle over the total number of weeks in such Performance Cycle), which will be paid on the date the Award would have been paid if the Grantee had remained employed with the Company or a Subsidiary.

10.3 Upon Retirement. Except as otherwise provided in an Agreement, in the event of a termination of a Grantee’s employment with the Company and its Subsidiaries by reason of such individual’s Retirement, Awards granted to such individual will be treated as follows:

(i) With respect to any Option or Stock Appreciation Right, for a period of four years following the date of such Retirement (but in no event beyond the maximum term of the Option or Stock Appreciation Right), the Option or Stock Appreciation Right, as applicable, shall remain outstanding and: (a) to the extent not then fully vested, shall continue to vest in accordance with its applicable vesting schedule, and (b) the Grantee shall have the right to exercise any rights the Grantee would otherwise have had under the Plan prior to the expiration of the four-year period (or, if earlier, the maximum term of the Option or Stock Appreciation Right). Notwithstanding the foregoing, in the event that a US Grantee does not exercise the vested portion of an Incentive Stock Option prior to the expiration of the three-month period after the date of the Grantee’s Retirement, such Option shall be treated as a Nonqualified Stock Option upon exercise.

(ii) Any unvested portion of Restricted Stock that is not intended to be a Performance Award will become immediately vested on the Termination Date.

(iii) Any unvested Stock Units that are not intended to be Performance Awards will remain outstanding and will continue to vest in accordance with their applicable vesting schedules and be settled as described in the related Agreement.

(iv) Any Performance Awards will remain outstanding and the Grantee will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on the attainment of the applicable Performance Objectives, and based on the number of full weeks the Grantee was employed by the Company or a Subsidiary during the applicable Performance Cycle over the total number of weeks in such Performance Cycle), which will be paid on the date the Award would have been paid if the Grantee had remained employed with the Company or a Subsidiary.

10.4 Designated Retirement.

(i) The Chief Executive Officer of the Company shall have the discretion to determine, at any time prior to or after a termination of employment of a Grantee who is not an Executive Officer, that Awards granted to such individual under the Plan should be treated as if such individual were fully retirement-eligible as of the date of his or her termination of employment, notwithstanding that such individual was not then eligible for retirement under the Plan, provided that the aggregate value of the equity settlements to which such Grantee would then be entitled does not exceed $500,000. The Chair of the Committee shall have this discretion for Grantees who are not Executive Officers where the aggregate value of the equity settlements to which such Grantee would be entitled upon the exercise of such discretion would exceed $500,000.

(ii) The Chief Executive Officer of the Company and/or the Chair of the Committee, as applicable, shall report any and all exercises of such authority to the Committee at its next scheduled meeting.

10.5 Termination of Employment in Connection with Certain Dispositions. Except as otherwise provided in an Agreement, in the event a Grantee’s employment with the Company and its Subsidiaries is terminated without Cause in connection with a sale or other disposition of a Subsidiary, the Awards granted to such individual will be treated as follows:

(i) With respect to Options and Stock Appreciation Rights, such Award will remain outstanding and: (a) to the extent not then fully vested, will become immediately vested on the Termination Date, and (b) the Grantee will have the right to exercise such Options and Stock Appreciation Rights for a period of one year following the Termination Date (but in no event beyond the maximum term of the Option or Stock Appreciation Right). Notwithstanding the foregoing, in the event that a US Grantee does not exercise the vested portion of an Incentive Stock Option prior to the expiration of the three-month period after the Grantee’s Termination Date, such Option shall be treated as a Nonqualified Stock Option upon exercise.

(ii) Any unvested portion of Restricted Stock or Stock Units that are not Performance Awards will become immediately vested on the Termination Date and settled as described in the related Agreement.

(iii) Any Performance Awards will remain outstanding and the Grantee will be entitled to a pro-rata portion of the payment otherwise payable in respect of the Award (based on the attainment of Performance Objectives, and based on the number of full weeks the Grantee was employed by the Company or a Subsidiary during the applicable Performance Cycle over the total number of weeks in such Performance Cycle), which will be paid on the date the Award would have been paid if the Grantee had remained employed with the Company or a Subsidiary.

10.6 Termination Following a Change in Control. Except as otherwise provided in: (i) an Agreement, or (ii) any other agreement between the Grantee and the Company or a Subsidiary that addresses the treatment of Awards in the event of a Change in Control, in the event that, within twenty-four (24) months following the occurrence of a Change in Control: (a) a Grantee’s employment with the Company and its Subsidiaries is terminated without Cause; or (b) a Grantee terminates the Grantee’s employment with the Company and its Subsidiaries for Good Reason:

(i) Any Options and Stock Appreciation Rights outstanding on the Termination Date, whether or not exercisable, shall become immediately and fully exercisable as of the Termination Date;

(ii) The restrictions upon Shares of Restricted Stock shall lapse as of the Termination Date;

(iii) All Stock Units shall become fully vested as of the Termination Date and settled as described in the related Agreement;

(iv) With respect to any Performance Units and Stock Units intended to be Performance Awards, the Grantee shall: (a) become vested in all outstanding Performance Units and Stock Units as if all Performance Objectives had been satisfied at the highest level by the Company and the Grantee, and (b) be entitled to receive in respect of all Performance Units and Stock Units which become vested pursuant to this Section 10.6, a cash payment within sixty (60) days after the Termination Date; and

(v) With respect to Performance Shares and Shares of Restricted Stock that are intended to be Performance Awards, all restrictions shall lapse immediately on all outstanding Performance Shares and Shares of Restricted Stock as if all Performance Objectives had been satisfied at the highest level by the Company and the Grantee.

Section 11. Effect of Change in Shares Subject to the Plan.

11.1 In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to: (i) the maximum number and class of Shares or other securities with respect to which Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other securities with respect to which Awards may be granted to an Eligible Individual in any calendar year, (iii) the number and class of Shares or other securities which are subject to outstanding Awards granted under the Plan and the exercise price therefor, if applicable, and (iv) the Performance Objectives.

11.2 Any such adjustment in the Shares or other securities: (i) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code; (ii) for 162(m) Awards only, shall be made in such a manner as not to adversely affect the treatment of the Awards as 162(m) Awards; or (iii) subject to outstanding Nonqualified Stock Options or Stock Appreciation Rights, shall be made consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v).

11.3 If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to new, additional or different securities of the Company or any other corporation, such new, additional or different securities shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award, as the case may be, prior to such Change in Capitalization, subject to adjustment to the Performance Objectives set forth in Section 11.1.

Section 12. Effect of Certain Transactions. Subject to Section 10.6, or as otherwise provided in an Agreement, following: (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation of the Company, or (iii) an acquisition of all of the issued and outstanding Shares by any person, unless such acquisition is a “Non-Control Transaction” as defined in Section 29.7 (a “Transaction”), either: (a) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction, or (b) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each Share subject to any outstanding Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of shares, stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such shares, stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria, including but not limited to Performance Objectives, which were applicable to the Awards prior to such Transaction. The treatment of any Award as provided in this Section 12 shall be conclusively presumed to be appropriate for purposes of Section 11. Notwithstanding anything to the contrary in this Section 12, an adjustment to an Award as provided in this Section 12 shall be made only to the extent such adjustment complies with the requirements of Section 409A of the Code for US Grantees.

Section 13. Listing and Registration of Common Shares. If, at any time, the Board shall determine that listing, registration or qualification of the Shares covered by an Award upon any securities exchange or under any state, provincial or federal law or the consent or the approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the purchase of Shares under an Option, the Option may not be exercised in whole or in part, and Shares shall not be delivered in connection with any other Award, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Any person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Board or the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

Section 14. Misconduct. In the event that a Grantee has: (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its Subsidiaries, (ii) breached any contract with or violated any fiduciary obligation to the Company or its Subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or its Subsidiaries, then that Grantee shall forfeit all rights under any outstanding Award granted under the Plan and all of that Grantee’s outstanding Awards shall automatically terminate, unless the Committee shall determine otherwise.

Section 15. Payment Following Death or Incapacity. In the event any amounts or Shares become payable or issuable pursuant to an Award after the Grantee dies or becomes incapacitated, such amounts or Shares shall be paid or issued, in the case of death, to the deceased’s estate or, in the case of incapacity, to the Grantee’s legal guardian or legal representative.

Section 16. Employees in Multiple Jurisdictions. Eligible Individuals are or may be subject to taxation under the Code, the laws of Canada and/or the laws of other jurisdictions. Without amending the Plan, the Committee may grant, settle or administer Awards on terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan given the limitations of applicable law, and the Committee may, subject to Section 21, make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of the various countries in which the Company or its Subsidiaries operate or have employees.

Section 17. Deferral of Payments or Vesting. Notwithstanding anything to the contrary contained herein, and except with respect to an Option or a Stock Appreciation Right, the Committee may provide for the deferral of the issuance or vesting of Shares or the payment of cash in respect of an Award granted under the Plan; provided that such deferral shall be provided at the time of grant of the Award. The terms and conditions of any such deferral shall be set forth in the Agreement evidencing such Award.

Section 18. No Rights to Awards or Employment. No individual shall have any claim or right to be granted an Award under the Plan. Having received an Award under the Plan shall not give an individual any right to receive any other grant under the Plan. No Grantee shall have any rights to or interest in any Award except as set forth herein. Neither the Plan nor any action taken herein shall be construed as giving any individual any right to be retained in the employ of the Company or its Subsidiaries, or as a member of the Board.

Section 19. Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Eligible Individual.

Section 20. Withholding of Taxes. The Company, a Subsidiary, or a trust established by the Company or a Subsidiary to deliver Shares under an Award, as applicable, shall require payment of or other provision for, as determined by the Company, an amount equal to the federal, state, provincial and local income taxes and other amounts required by law to be withheld or determined to be necessary or appropriate to be withheld by the Company, Subsidiary or trust, as applicable, in connection with the grant, vesting, exercise or settlement of an Award or at such times as a Grantee recognizes taxable income in connection with the receipt of Shares or cash in connection with an Award hereunder (the “Withholding Taxes”). In its sole discretion, the Company, Subsidiary or trust, as applicable, may require or permit payment of or provision for the Withholding Taxes through one or more of the following methods, subject to the terms of the Agreements: (a) in cash, bank draft, certified cheque, personal cheque or other manner acceptable to the Committee and/or set forth in the relevant exercise procedures; (b) by withholding such amount from other amounts due to the Grantee; (c) by withholding a portion of the Shares then issuable or deliverable to the Grantee having an aggregate fair market value equal to the Withholding Taxes and, at the Company’s election, either (I) canceling the equivalent portion of the underlying Award and the Company, Subsidiary, or trust paying the Withholding Taxes on behalf of the Grantee in cash, or (II) selling such Shares on the Grantee’s behalf; or (d) by withholding such amount from the cash then issuable in connection with the Award.

Section 21. Amendment or Termination; Duration.

21.1 The Board may amend, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the shareholders of the Company, for any purpose whatsoever, provided that all material amendments to the Plan shall require the prior approval of the shareholders of the Company. Examples of the types of amendments that are not material that the Board is entitled to make without shareholder approval include, without limitation, the following:

(i) ensuring continuing compliance with applicable laws, regulations, requirements, rules or policies of any governmental authority or any stock exchange;

(ii) amendments of a “housekeeping” nature, which include amendments to eliminate any ambiguity or correct or supplement any provision contained herein;

(iii) changing the vesting provision of the Plan or any Award (subject to the limitations described in Sections 4.3 and 8.5 applicable to US Grantees);

(iv) changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(v) adding a cashless exercise feature payable in securities, whether or not such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vi) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(vii) changing the process by which a Grantee who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of exercise notice and the place where such payments and notices must be delivered; and

(viii) delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

21.2 Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Company under any applicable securities laws or requirements shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for:

(a)	an increase in the maximum number of Shares that may be made the subject of Awards under the Plan;

(b)	any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval);

(c)	an increase in the limits on Awards that may be granted to any Eligible Individual under Section 3.1 of the Plan;

(d)	an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiry date thereof, except as set forth in Sections 5.2(iv) and 6.3(i) of the Plan as they relate to Options or Stock Appreciation Rights that expire outside of a Trading Window;

(e)	permitting Options granted under the Plan to be transferable or assignable other than for normal estate settlement purposes; and

(f)	any amendment to the plan amendment provisions set forth in this Section 21 which is not an amendment within the nature of 21.1(i) or 21.1(ii),

unless the change results from application of the adjustment provisions of the Plan.

Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of the Grantee may be made without the consent of the Grantee. This Plan shall terminate and no Award may be granted or made after the tenth (10th ) anniversary of the date the Plan is approved by the shareholders of the Company (i.e., May 10, 2022); provided, however, that Incentive Stock Options may not be granted after the tenth (10th ) anniversary of the earlier of the date on which the Plan is adopted by the Board or the date on which the Plan is approved by the shareholders of the Company.

Section 22. Other Actions. The Plan shall not restrict the authority of the Committee, the Board or the Company or its Subsidiaries for proper corporate purposes to grant or assume stock options, other than under the Plan, to or with respect to any employee, director or other person. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan and such arrangements may be either applicable generally or only in specific cases.

Section 23. Costs and Expenses. Except as provided in Section 20 hereof with respect to taxes, the costs and expenses of administering the Plan, including costs associated with exercise, vesting and/or settlement of Awards, may be borne by the Company, one or more of its Subsidiaries, or Eligible Individuals receiving a grant under the Plan, as determined by the Committee in its sole discretion.

Section 24. Plan Unfunded. Except with respect to Shares which have been acquired by or on behalf of a trust established by either of the Company or a Subsidiary and held for future delivery as described in Section 3.1, the Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

Section 25. Laws Governing Plan. The Plan and all Agreements between the Company and any Grantees shall be construed under and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 26. Captions. The captions to the several sections hereof are not a part of the Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

Section 27. Effective Date. The effective date of the Plan, as determined by the Board, shall be May 10, 2012, as amended effective December 12, 2014 in connection with the Arrangement Agreement.

Section 28. Recoupment Policy Relating to Performance-Based Compensation; Other Agreements. Notwithstanding anything to the contrary contained herein, all Awards or any proceeds therefrom, are subject to the Company’s (or an affiliate of the Company’s) right to reclaim, or require forfeiture of, such payments or other amounts:

(i) in the event of a financial restatement in accordance with the Company’s Recoupment Policy Relating to Performance-Based Compensation adopted by the Board, as amended from time to time; or

(ii) in accordance with the terms of any separate agreement, understanding, or arrangement between a Grantee and the Company or any affiliate of the Company, including but not limited to any employment agreement, offer letter for initial employment, promotional letter setting forth the terms of a Grantee’s promotion, change in control agreement, severance agreement or arrangement, and/or post-employment covenant agreement.

Section 29. Definitions. Unless the context clearly indicates otherwise, the following terms (or forms thereof), when used in the Plan, shall have the respective meanings set forth below:

29.1 “162(m) Award” means an Option, Stock Appreciation Right or Performance Award that is intended to constitute “performance- based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

29.2 “Agreement” means the written agreement between the Company and a Grantee evidencing the grant of an Award and setting forth the terms and conditions thereof.

29.3 “Award” means a grant of Restricted Stock, an Option, a Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

29.4 “Board” means the Board of Directors of the Company.

29.5 “Cause” means:

(i) in the case of an Eligible Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries;

(ii) in the case of a Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment or change in control agreement between such Grantee and the Company or Subsidiary, which employment or change in control agreement includes a definition of “Cause” (or any similar concept whether or not expressly called “Cause”), for purposes of termination, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment or change in control agreement during the period that such employment or change in control agreement remains in effect following a Change in Control; and

(iii) in all other cases, (a) intentional failure to perform reasonably assigned duties, (b) dishonesty or willful misconduct in the performance of duties, (c) intentional violation of Company or applicable Subsidiary policy, (d) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit, (e) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (f) any other act, event or circumstance which would constitute just cause at law for termination of the employment of the Grantee.

29.6 “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

29.7 Except as otherwise provided in an Agreement to comply with Section 409A of the Code, “Change in Control” shall mean the occurrence of:

(i) an acquisition (other than directly from the Company) of any common shares or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the Company’s then outstanding common shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, common shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition”

shall mean an acquisition by: (a) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company, or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (b) the Company or its Subsidiaries, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who, as of May 11, 2012, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(a)	A merger, consolidation, amalgamation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(1)	the shareholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger;

(2)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation; and

(3)

no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that immediately prior to such Merger was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had

Beneficial Ownership of thirty percent (30%) or more of the Company’s then outstanding common shares or the combined voting power of the Company’s then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the then outstanding common shares of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities;

(b)	A complete liquidation or dissolution of the Company; or

(c)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common shares or Voting Securities as a result of the acquisition of common shares or Voting Securities by the Company which, by reducing the number of common shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common shares or Voting Securities by the Company, and after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common shares or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Subject to Section 409A of the Code, if an Eligible Individual’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Eligible Individual reasonably demonstrates that the termination: (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of the Plan, provided a Change in Control shall actually have occurred.

29.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

29.9 Except as otherwise provided in an Agreement intended to comply with Section 409A of the Code, “Disabled”, with regard to any particular Grantee, shall have the meaning (i) set forth in Section 22(e)(3) of the Code, in the context of determining the period during which Incentive Stock Options granted to a US Grantee remain exercisable following a Grantee’s termination, and (ii) set forth in the Company’s long term disability program applicable to such Grantee in all other contexts or, if no long term disability program is applicable to such Grantee, as set forth in the Company’s long term disability program generally applicable to officers of the Company.

29.10 “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

29.11 “Effective Date” means May 10, 2012.

29.12 “Eligible Director” means, prior to December 12, 2014, a member of the Board who is not an employee of the Company or any of its Subsidiaries.

29.13 “Eligible Individual” means, prior to December 12, 2014, any of the following individuals who is designated by the Committee as eligible to receive Awards subject to the conditions set forth herein: (a) any Eligible Director, (b) any employee of the Company or a Subsidiary, or (c) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment.

29.14 “Exchange Act” means the Securities Exchange Act of 1934.

29.15 “Executive Officer” shall mean an employee of the Company or a Subsidiary designated as an “executive officer” by the Board from time to time or any employee that reports directly to the Chief Executive Officer of the Company.

29.16 “Fair Market Value” of a Share on any relevant date shall mean the closing price for Shares traded on the Toronto Stock Exchange or, if the Committee elects on or prior to such date, the New York Stock Exchange, on the Trading Day immediately preceding such date.

29.17 “Good Reason” shall have the meaning given to it in any employment or similar agreement, including but not limited to a change in control agreement between the Grantee and the Company to the extent such an agreement exists, for all purposes under this Plan. If no such agreement exists, or if such agreement does not contain a definition of Good Reason (or any similar concept whether or not expressly called “good reason”), a Grantee shall have Good Reason to terminate the Grantee’s employment with the Company if any of the following occur, without the Grantee’s consent (provided that the Company does not fully cure the effect of such event within thirty (30) days following its receipt of written notice of such event from the Grantee):

(i) A material diminution in the Grantee’s base compensation;

(ii) A material diminution in the Grantee’s authority, duties or responsibilities;

(iii) A material diminution in the authority, duties or responsibilities of the supervisor to whom the Grantee is required to report, including, to the extent applicable, a requirement that the Grantee report to a corporate officer or employee instead of reporting directly to the Board;

(iv) A material diminution in the budget over which the Grantee retains authority;

(v) A material change in the geographic location in which the Grantee must perform services; or

(vi) Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Grantee provides services.

Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the ninetieth (90th ) day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company written notice of such event prior to such date.

29.18 “Grantee” means a person to whom an Award has been granted under the Plan.

29.19 “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

29.20 “Insider” means an insider who is considered a “reporting insider” under National Instrument 55-104—Insider Reporting Requirements and Exemptions.

29.21 “Nonemployee Director” means a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

29.22 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

29.23 “Operating Unit” means any operating unit or division of the Company designated as an Operating Unit by the Committee.

29.24 “Option” means an option to purchase Shares granted in accordance with the Plan, and which may be a Nonqualified Stock Option or an Incentive Stock Option or either of them.

29.25 “Option Price” means the price at which a Share covered by an Option granted hereunder may be purchased.

29.26 “Performance Awards” means Performance Units, Performance Shares, and any other Awards that are, as may be determined by the Committee from time to time, subject to Performance Objectives, or any or all of them.

29.27 “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary, an Operating Unit and/or an Eligible Individual will be measured.

29.28 “Performance Objectives” has the meaning set forth in Section 8.4.

29.29 “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 8.2.

29.30 “Performance Units” means rights granted to an Eligible Individual under Section 8.1, representing a number of hypothetical Shares.

29.31 “Plan” means this Restaurant Brands International Inc. 2012 Stock Incentive Plan, as amended from time to time.

29.32 “Prior Agreement” means any written Agreement entered into prior to December 12, 2014 pursuant to the terms of the Plan between Tim Hortons and any Optionees or Grantees.

29.33 “Prior Plan” means the Restaurant Brands International Inc. 2006 Stock Incentive Plan, as amended on December 12, 2014.

29.34 “Prior Plan Agreement” means a written agreement between the Company and a grantee under the Prior Plan evidencing the grant of a Prior Plan Award and setting forth the terms and conditions thereof.

29.35 “Prior Plan Award” means a grant of restricted stock, an option, a stock unit, a stock appreciation right, a performance award, a dividend equivalent right, a share award or any or all of them, granted under the Prior Plan.

29.36 “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 4.1.

29.37 “Retirement” means:

(i) in the case of an Eligible Employee, a termination of employment after attaining age 60 with at least ten (10) years of service (as defined in the Company’s qualified retirement plans) and other than by (A) death; (B) Disability; (C) for Cause; or (D) a voluntary termination by the Grantee or without Cause termination by the Company, unless the Company and Grantee mutually agree that such termination shall be considered a “Retirement;” provided that if an Award is subject to Section 409A of the Code, a termination of employment must constitute a “separation from service” within the meaning of Section 409A of the Code; and

(ii) in the case of an Eligible Director, termination of membership on the Board at or after attaining age 55 with at least three (3) years of service as a member of the Board, and other than by (A) death; (B) Disability; (C) for Cause; or (D) a voluntary termination by the Grantee or without Cause termination, unless the Committee and Grantee mutually agree that such termination shall be considered a “Retirement”.

29.38 “Security Based Compensation Arrangement” has the meaning ascribed to such term in the TSX Company Manual.

29.39 “Share Award” means an Award of Shares granted pursuant to Section 9.

29.40 “Shares” means common shares (with no par value) in the capital of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

29.41 “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 6 hereof.

29.42 “Stock Unit” means a right granted to an Eligible Individual under Section 4.2, representing a number of hypothetical Shares.

29.43 “Termination Date” means, in the case of a Grantee whose employment or term of office with the Company or any of its Subsidiaries terminates in the circumstances set out in Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6, the date on which the Grantee ceases to perform services for the Company or such Subsidiary, as the case may be, without regard to: (i) whether such Grantee continues thereafter to receive any payment from the Company or such Subsidiary, as the case may be, in respect of the termination of such Grantee’s employment, including, without limitation, any continuation of salary or other compensation in lieu of notice of such termination, or (ii) whether or not the Grantee is entitled or claims to be entitled at law to greater notice of such termination or greater compensation in lieu thereof than has been received by such Grantee. To the extent an Award is subject to Section 409A of the Code, “termination” means “separation from service” as defined under Section 409A of the Code.

29.44 “Trading Day” means any date on which the Toronto Stock Exchange or the New York Stock Exchange, as applicable, is open for the trading of the Shares.

29.45 “Trading Window” means the period of time within which, if opened, directors, officers and certain employees of the Company and its Subsidiaries are permitted to trade in the Company’s securities, as set out in the Company’s Insider Trading and Window Trading Policies.

29.46 “US Grantee” means a Grantee who is subject to tax under the Code.

Section 30. Compliance with Section 409A of the Code. Notwithstanding anything to the contrary, to the extent that any Award is subject to Section 409A of the Code, the Agreement evidencing such Award shall incorporate the terms and conditions for such Award to avoid the consequences described in Section 409A(a)(1) of the Code, and to the maximum extent permitted under applicable law, the Plan and the Agreement shall be interpreted in a manner that results in their conforming to the requirements of Section 409A of the Code and any Treasury Regulations thereunder. Notwithstanding anything in the Plan or an Agreement to the contrary, an Award that is subject to Section 409A of the Code shall not be settled and distributed to a Grantee on the Termination Date unless the Grantee has incurred a “separation from service” within the meaning of Section 409A of the Code, and such Awards shall be settled and distributed in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan, to the extent a Grantee has been granted an Award that constitutes “deferred compensation” under Section 409A of the Code and such Grantee is a “specified employee” as defined under Section 409A of the Code, no distribution, settlement or payment of any amount shall be made before a date that is six months following the date of such Grantee’s “separation from service” as defined under Section 409A of the Code or, if earlier, the date of the Grantee’s death.

Section 31. Successors and Assigns. This Plan shall be binding on all successors and assigns of the Company, and, except to the extent limited by the terms of this Plan or any Agreement, to the successors of each Eligible Individual, including, without limitation, the estate of such Eligible Individual, the executor, administrator or trustee of such estate, and the legal guardian or legal representative of such Eligible Individual.